Exhibit 4.2

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE ISRAELI SECURITIES LAW 5728 – 1968, AS AMENDED OR UNDER THE SECURITIES LAWS OF CERTAIN STATES OR FOREIGN SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

Wearable Devices Ltd (Israeli Corporate No. 515056117)

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by [Investor’s Name] (the “Investor”) of [US$_______] (the “Purchase Amount”) on or about [Date], as part of an investment round involving other Safes in the total amount of up to US$3,000,000, Wearable Devices Ltd (the “Company”) to the Company’s bank account as specified in Exhibit A on or prior to [____], 202[1] (the “Effective Date”), hereby issues to the Investor the right to certain shares of the Company’s share capital, subject to the terms set forth below.

The “Discount Rate” is 80% (i.e., 20% discount).

See Section 2 for certain additional defined terms.

1. Events

(a) Equity Financing. If there is an Equity Financing before the expiration or termination of this instrument, the Company will automatically issue to the Investor a number of Safe Shares equal to the Purchase Amount divided by the Conversion Price.

In connection with the issuance of Safe Shares by the Company to the Investor pursuant to this Section 1(a), the Investor will execute and deliver to the Company all transaction documents related to the Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Standard Shares, with appropriate variations for the Safe Shares if applicable, and provided further, that such documents have customary limitations, including without limitations, any lock-up or other rights and limitations applicable to the Investor.

(b) Liquidity Event. If there is a Liquidity Event before the expiration or termination of this instrument, the Investor will, at its option, either (i) receive a cash payment equal to the Purchase Amount (subject to the following paragraph) or (ii) automatically receive from the Company a number of Ordinary Shares equal to a fraction, the numerator of which is the Purchase Amount and the denominator of which is the Liquidity Price multiplied by the Discount Rate, if the Investor fails to select the cash option; provided however, that in connection with an Initial Public Offering, the Company may condition the issuance of such shares subject to executing and delivering a lock-up agreement in a form and for a period acceptable to the underwriters of such Initial Public Offering in respect of such shares. The Company shall be entitled, in its absolute discretion, to refrain from issuing any shares in uncertificated form to the Investor until the expiry of the applicable lock-up period set out in the required lock-up agreements, even if not signed by the Investor, and shall instead issue to the Investor a certificate in respect of such shares which includes a legend referring to the lock-up applicable thereto.

In connection with Section (b)(i), the Purchase Amount will be due and payable by the Company to the Investor immediately prior to, or concurrent with, the consummation of the Liquidity Event. If there are not enough funds to pay the Investor and holders of other Safes (collectively, the “Cash-Out Investors”) in full, then all of the Company’s available funds will be distributed with equal priority and pro rata among the Cash-Out Investors in proportion to their Purchase Amounts, and the Cash-Out Investors will automatically receive the number of Ordinary Shares equal to the remaining unpaid Purchase Amount divided by the Liquidity Price. In connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce, pro rata, the Purchase Amounts payable to the Cash-Out Investors by the amount determined by its board of directors in good faith to be advisable for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, and in such case, the Cash-Out Investors will automatically receive the number of Ordinary Shares equal to the remaining unpaid Purchase Amount divided by the Liquidity Price.

(c) Dissolution Event. If there is a Dissolution Event before this instrument expires or terminates, the Company will pay an amount equal to the Purchase Amount, due and payable to the Investor immediately prior to, or concurrent with, the consummation of the Dissolution Event. The Purchase Amount will be paid prior and in preference to any Distribution of any of the assets of the Company to holders of outstanding Share Capital by reason of their ownership thereof. If immediately prior to the consummation of the Dissolution Event, the assets of the Company legally available for distribution to the Investor and all holders of all other Safes (the “Dissolving Investors”), as determined in good faith by the Company’s board of directors, are insufficient to permit the payment to the Dissolving Investors of their respective Purchase Amounts, then the entire assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the Dissolving Investors in proportion to the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 1(c).

(d) Termination. This instrument will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this instrument) upon either (i) the issuance of shares to the Investor pursuant to Section 1(a) or Section 1(b)(ii); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b)(i) or Section 1(c).

2. Definitions

“Share Capital” means the share capital of the Company at the applicable time, including, without limitation, the “Ordinary Shares,” or any other shares issued by the Company.

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Change of Control Price” means the price per one Ordinary Share of the Company at the closing of a Change of Control transaction of the Company as explicitly set forth in the Change of Control transaction documents (and/or in any exhibits or schedules thereof).

If the price per one Ordinary Share is not explicitly set forth in the Change of Control transaction documents then the price shall be calculated based on the number, as of immediately prior to the Change of Control, of the Share Capital (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding: (i) Ordinary Shares reserved and available for future grant under any equity incentive or similar plan; (ii) this instrument; (iii) other Safes; and (iv) convertible promissory notes.

“Conversion Price” means a price per one share of the Standard Shares sold in the Equity Financing multiplied by the Discount Rate, but in no event less than $2.251793 per one Ordinary Share, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Ordinary Shares that occur after the date hereof.

If the price per one share of the Standard Shares sold in the Equity Financing is not explicitly set forth in the Equity Financing agreement (and/or in any of its exhibits and schedules), then the price per one share of the Standard Shares sold in the Equity Financing shall be calculated based on the sum, as of immediately prior to the Equity Financing, of: (1) all shares comprising the Company’s Share Capital (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) this instrument, (B) all other Safes, and (C) convertible promissory notes, if any; and (2) all Ordinary Shares reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Equity Financing.

“Distribution” means the transfer to holders of the Share Capital by reason of their ownership thereof of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Ordinary Shares payable in Ordinary Shares, or the purchase or redemption of Share Capital by the Company or its subsidiaries for cash or property other than: (i) repurchases of Ordinary Shares held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to an agreement providing, as applicable, a right of first refusal or a right to repurchase shares upon termination of such service provider’s employment or services; or (ii) repurchases of Share Capital in connection with the settlement of disputes with any shareholder.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital in an aggregate amount of at least US$ 5,000,000 (excluding all outstanding (i) SAFEs, and (ii) other convertible securities, if any), pursuant to which the Company issues and sells Shares at a fixed pre-money valuation.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Ordinary Shares on a Trading Market pursuant to a registration statement filed under the Securities Act (or under any other applicable securities laws).

“Initial Public Offering Price” means the price per one Ordinary Share of the Company at the closing of initial public offering of the Ordinary Shares of the Company, registered pursuant to an effective registration statement under the Securities Act, or the securities laws of another jurisdiction as determined by the Company’s Board of Directors, and resulting in the listing of the Ordinary Shares on a Trading Market (which shall not include any market operated by OTC Markets, Inc.)

“Liquidity Event” means a Change of Control or an Initial Public Offering.

“Liquidity Price” means the price per share equal to the Change of Control Price or the Initial Public Offering Price, as applicable.

“Ordinary Shares” means the ordinary shares of the Company, par value NIS 0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Safe” means an instrument containing a future right to Share Capital, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations.

“Safe Shares” means the Share Capital issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of the Standard Shares, other than with respect to: (i) if applicable, the conversion price, which will be equal the Conversion Price; and (ii) if applicable, the basis for any dividend rights, which will be based on the Conversion Price.

“Standard Shares” means the most senior Share Capital issued to the investors investing new money in the Company in connection with the closing of the Equity Financing.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing), the Tel Aviv Stock Exchange, or any other recognized stock exchange on which the Company’s securities shall be registered for trade.

3. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this instrument is within the power of the Company, and, other than with respect to the actions to be taken when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current articles of association, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this instrument do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this instrument, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Share Capital issuable pursuant to Section 1.

4. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and acknowledges and agrees that if not an accredited investor on the Effective Date, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this instrument and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this instrument and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. The Investor is not paying, receiving or otherwise entitled to receive any amount in cash or otherwise with respect to entering into this instrument, which payment constitutes transaction based compensation under the Securities Exchange Act of 1934, as amended.

5. Warrants

Each Investor shall also be issued, for no additional consideration, a warrant in the form attached hereto as Exhibit B (the “Warrant”), to purchase additional ordinary shares, NIS 0.01 par value each (“Ordinary Shares”) of the Company (“Warrant Shares”), for an aggregate amount equal to twenty five percent (25%) of such Investor’s Purchase Amount (“Exercise Amount”), for an exercise price per Warrant Share which is equal to One Hundred and Fifty Percent (150%) of the Per Share Purchase Price at the IPO (“Exercise Price”). The Warrant shall be exercisable until the earlier to occur of: (i) Eighteen (18) months from the Effective Date; or (ii) a Change of Control, defined above (the “Exercise Period”). This Warrant shall, at the end of the Exercise Period, no longer be exercisable and become null and void.

“Per Share Purchase Price at the IPO” means the price per one Ordinary Share of the Company at the closing of the Company’s Initial Public Offering.

6. Miscellaneous

(a) Any provision of this instrument may be amended, waived or modified only upon the written consent of the Company and the Investor.

(b) Any notice required or permitted by this instrument will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of Share Capital for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

(d) Neither this instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this instrument and/or the rights contained herein may be assigned without the Company’s consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor; and provided, further, that the Company may assign this instrument in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

(e) In the event any one or more of the provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this instrument operate or would prospectively operate to invalidate this instrument, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this instrument and the remaining provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of Israel, without regard to the conflicts of law provisions of such jurisdiction. Any disputes arising under or in relation to this Agreement shall be resolved exclusively by the competent courts located in the city of Tel-Aviv-Jaffa, Israel.

(Signature page follows)

Final for Execution

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

COMPANY:

By:	Asher Dahan
Title:	CEO
Address:	Hata’asiya 2, Yokneam Illit, Israel
Email:	Asher.dahan@wearabledevices.co.il
Signature:

INVESTOR:

By:
Title:
Address:
Email:
Signature:

Exhibit A

Details of the Designated Account

Exhibit B

THIS WARRANT AND THE SHARES WHICH MAY BE PURCHASED UPON THE EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAW OF ANY NON-U.S. JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE, OFFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND OF ANY APPLICABLE SECURITIES LAW OF ANY NON-U.S. JURISDICTION UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT OR ANY OTHER SECURITIES LAW OF A NON-U.S. JURISDICTION.

WARRANT TO PURCHASE SHARES

OF

WEARABLE DEVICES LTD.

January ___, 2022

Terms not defined herein shall have the meaning ascribed to them in the Simple Agreement for Future Equity executed on or around the date hereof (“SAFE”).

Wearable Devices Ltd. an Israeli company, Reg. No. 51-505611-7 (the “Company”), hereby grants to ____________ (the “Holder”) the right to purchase from the Company during the exercise period set forth in Section 2 below, such number of Ordinary Shares of the Company, par value NIS 0.01, equal to the quotient of (x) Twenty Five Percent (25%) of the Holder’s Purchase Amount (as defined in the SAFE) divided by (y) the Exercise Price, as defined below (the “Warrant Shares”), subject to the terms and conditions set forth below (“Warrant”).

1. Exercise Price. The exercise price for each Warrant Share purchasable hereunder shall be equal to an amount in United Stated Dollars which is One Hundred and Fifty Percent (150%) of the Per Share Purchase Price at the IPO (as defined in the SAFE), subject to adjustments under Section 6 of this Warrant (the “Exercise Price”).

2. Term. The Warrants shall be exercisable until the earlier to occur of: (i) Eighteen (18) months from Effective Date of the SAFE; or (ii) a Change of Control (defined in the SAFE) (the “Term”).

3. Exercise of Warrant. This Warrant may be exercised in whole or in part on one or more occasions during its Term.

a. Exercise for Cash. The Warrant may be exercised by the surrender of the Warrant to the Company at its principal office together with the Notice of Exercise annexed hereto as Exhibit A, duly completed and executed on behalf of the Holder.

b. Issuance of Shares on Exercise; Lock-ups. The Company agrees that the Warrant Shares acquired hereunder shall be issued against receipt of the Notice of Exercise and payment (as provided in Section 3(a) above) and the Holder shall be deemed the record owner of such Warrant Shares as of and from the close of business on the date on which this Warrant shall be surrendered, together with payment in full. In the event of a partial exercise, the Company shall concurrently issue to the Holder a replacement Warrant on the same terms and conditions as this Warrant, but representing the number of Warrant Shares remaining after such partial exercise.

In connection with the issuance of Warrant Shares by the Company to the Holder pursuant to the terms hereof, the Holder may be required to execute and deliver to the Company all transaction documents related to such Warrant Shares at the time of exercise (e.g., whether related to a Liquidity Event); provided, that such documents are the same documents to be entered into with the purchasers or holders of Ordinary Shares, with appropriate variations for the Warrant Shares, if applicable, and provided further, that such documents have customary limitations, including without limitations, any lock-up requirements or other rights and limitations applicable to the Holder. Without derogating from the aforesaid, the Company shall be entitled, in its absolute discretion, to refrain from issuing any shares in uncertificated form to the Holder until the expiry of the applicable lock-up period set out in the required lock-up agreements, even if not signed by the Holder, and shall instead issue to the Holder a certificate in respect of such shares which includes a legend referring to the lock-up applicable thereto.

c. Conditional Exercise. In connection with any Change of Control, such exercise may be made conditional upon the completion of such transaction.

4. Fractional Interest. No fractional shares will be issued in connection with any exercise hereunder. In the event of fractional shares, the Company shall round the number of Warrant Shares issuable upon such exercise up to the nearest whole share.

5. Warrant Confers No Rights of Shareholder. This Warrant does not, by itself, entitle the Holder to any voting rights or other rights as a shareholder of the Company. The Holder shall not have any rights as a shareholder of the Company with regard to the Warrant Shares prior to actual exercise resulting in the purchase of any Warrant Shares.

6. Adjustment of Exercise Price and Number of Shares. The number and kind of securities purchasable initially upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

a. Adjustment for Shares Splits and Combinations. If the Company at any time or from time to time during the Term effects a subdivision of its outstanding shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines its outstanding shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

b. Adjustment for Certain Dividends and Distributions In the event the Company at any time, or from time to time makes, or fixes a record date for the determination of holders of its shares entitled to receive a dividend payable in additional shares, or other distribution payable in additional shares, then and in each such event the number of Warrant Shares issuable upon exercise of this Warrant shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of Warrant Shares issuable upon exercise of this Warrant by a fraction: (i) the numerator of which shall be the total number of shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares issuable in payment of such dividend or distribution, and (ii) the denominator of which is the total number of shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the number of Warrant Shares issuable upon exercise of this Warrant shall be recomputed accordingly as of the close of business on such record date and thereafter the number of Warrant Shares issuable upon exercise of this Warrant shall be adjusted pursuant to this Section 6(b) as of the time of actual payment of such dividends or distributions.

c. Adjustment for Reclassification, Exchange and Substitution. If the Warrant Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or share dividend, provided for elsewhere in this Section), then and in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification or other change, by holders of the number of shares for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under the Company’s Amended and Restated Articles of Association (“Articles”).

d. Reorganization. If at any time or from time to time there is a capital reorganization of its shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Subsection), then, as a part of such reorganization, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, to which a holder of shares deliverable upon conversion would have been entitled on such capital reorganization. In any such case (except to the extent any cash or property is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this Subsection and the Articles with respect to the rights of the Holder after the reorganization to the end that the provisions of this Subsection (including adjustment of the number of shares of Warrant Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

e. Adjustment of Exercise Price. Upon each adjustment in the number of Warrant Shares purchasable hereunder, the Exercise Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted.

f. No Change Necessary; Certain IPO Adjustments. The form of this Warrant need not be changed due to any adjustment in the Exercise Price or in the number and/or character of Warrant Shares issuable upon its exercise.

g. Other Events. If, while this Warrant, or any portion hereof, remains outstanding and unexpired, any other event occurs as to which the provisions of this Section 6 do not strictly apply or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with the provisions hereof, then the Board shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder upon exercise for the same aggregate Exercise Price the total number, class and kind of shares as such Holder would have owned had the Warrant been exercised immediately prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.

h. General Protection. The Company will not, by amendment of its Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions hereof. The Company agrees and undertakes that at all times it will maintain and reserve such number of authorized but unissued Warrant Shares so that this Warrant may be exercised into Warrant Shares immediately pursuant to its terms.

7. Notice of Adjustments. Whenever the number of Warrant Shares purchasable hereunder or the Exercise Price thereof shall be adjusted pursuant to Section 6 hereof, the Company shall provide notice to the Holder setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the number and class of Warrant Shares which may be purchased and the Exercise Price therefor after giving effect to such adjustment.

8. Notification of Certain Events. Prior to the expiration of this Warrant pursuant to its terms, in the event that the Company shall authorize:

(a) A Change of Control; or

(b) any transaction resulting in the expiration of this Warrant (for avoidance of doubt excluding the automatic expiration of the Warrant at the end of the Term);

the Company shall deliver to the Holder a written notice of the same, at least 7 business days prior to the designated record date of such event.

9. Transfer. Neither this Warrant nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, other than to a Permitted Transferee, as defined in the Articles.

10. Terms Binding. By acceptance of this Warrant, the Holder accepts and agrees to be bound by all the terms and conditions of this Warrant

11. Representations and Warranties. The Company represents and warrants to the Holder as follows: (i) all corporate actions on the part of the Company, its officers, directors and shareholders necessary for the sale and issuance of the Warrant and the Warrant Shares and the performance of the Company’s obligations hereunder were taken prior to and are effective as of the effective date of this Warrant; (ii) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms; (iii) the Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and not subject to any liens, claims, and encumbrances, preemptive rights or similar rights.

12. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or Shares certificate, and in case of loss, theft or destruction, of indemnity, or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Warrant or Shares certificate, if mutilated, the Company will make and deliver a new Warrant or Shares certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or Shares certificate.

13. Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been given upon delivery, if personally delivered or three business days after deposit if deposited in the mail for mailing by certified mail, postage prepaid, or on the next business day following transmission and electronic confirmation of receipt if sent via electronic mail or facsimile, and addressed as follows: if to the Company – at the Company’s main offices; if to the Holder – at the address set forth opposite its signature below or at such other address which may be provided hereafter by the Holder to the Company in accordance herewith.

14. Governing Law; Jurisdiction. This Warrant shall be governed by and construed in accordance with the laws of the State of Israel regardless of any applicable conflict of laws provisions, and the competent courts in Tel-Aviv-Jaffa, Israel shall have the sole and exclusive jurisdiction over all matters arising in connection with this Warrant.

15. Headings. The headings and captions used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

16. Amendment; Waiver; Delay; Cumulative Remedies. Any term of this Warrant may be amended, and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. No delay or omission to exercise any right, power or remedy accruing to Holder, upon any breach or default of the Company under this Warrant, shall impair any such right, power or remedy of Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Warrant or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

17. Entire Agreement. This Warrant constitutes the entire agreement between the parties hereto with regard to the subject matters hereof, and supersedes any prior communications, agreements and/or understandings between the parties hereto with regard to the subject matters hereof.

18. Taxes. Holder shall bear full responsibility for all tax obligations and consequences relating to the exercise of this Warrant or the Warrant Shares issuable upon the exercise of this Warrant, which by their nature apply to holders of warrants.  In the event that the Company is required under applicable law to withhold any tax as a result of the exercise of this Warrant and/or the issuance of the Warrant Shares, the Company will be entitled to withhold such taxes in accordance with applicable law, unless the Company is provided with a valid certificate exempting the Company from, or reducing the due withholding tax in respect of such payment as obtained from the Israeli Tax Authority.

[Signatures to Follow]

IN WITNESS WHEREOF, the Company has signed this Warrant to purchase Warrant Shares as of the date first appearing above.

Wearable Device Ltd.

Name:
Chief Executive Officer

Agreed and Acknowledged:

[Investor’s name]

By:

Date: _______, 202_

Address:

[__________]

Attn: [__________]

Tel:  [__________]

Fax: [__________]

Email: [__________]

[Signature page to Warrant 2021]

NOTICE OF EXERCISE

To: Wearable Devices Ltd.

1.	The undersigned hereby elects to purchase _________ Ordinary Shares of Wearable Devices Ltd., pursuant to the terms of the attached Warrant.

2.	Payment. Enclosed is payment / proof of payment of US$ [Exercise Price multiplied by the number of Warrant Shares] in cash.

3.	Please issue a certificate representing said shares in the name of the undersigned.

4.	Please issue a new Warrant for the unexercised portion (if any) of the attached Warrant in the name of the undersigned.

(Date)	(Print Name)

(Signature)